Filed with the Securities and Exchange Commission on August 3, 2009

Registration No. 333- ___________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________________________

OPTIMIZED TRANSPORTATION MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	707 Grant Street, Suite 2307 Pittsburgh, PA 15219	74-2958195
(State or Other Jurisdiction of	(Address, including zip code	(I.R.S. Employer
Incorporation or Organization)	of principal executive office)	Identification No.)

OPTIMIZED TRANSPORTATION MANAGEMENT, INC.

2009 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael T. Cronin, Esquire

Johnson, Pope, Bokor, Ruppel & Burns, LLP

911 Chestnut Street

Post Office Box 1368

Clearwater, Florida 34617

(813) 461-1818

(Name, address, and telephone number

of agent for service)

1 of 7 Pages

Exhibit Index on Page 7

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to	To Be	Offering Price	Aggregate Offering	Registration
Be Registered (3)	Registered	Per Share (1)	Price (1)	Fee

Common Stock,	5,000,000(2)	$.50	$2,500,000	$139.50
par value $.0001	shares (4)

(1)

Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the closing price of the Registrant’s common stock ($.50) as reported by OTBB on July 31, 2009.

(2)

Represents (i) 5,000,000 shares underlying the Registrants 2009 Equity Incentive Plan.

(3)

This Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission. However, any offers or sales of the securities covered by this Registration Statement by affiliates or the offer or sale of “control” securities shall only be made by the means of a reoffer prospectus which complies with the requirements of Form S-3 which reoffer prospectus shall be filed as a post-effective amendment to this Form S-8 Registration Statement in accordance with the general instructions to Form S-8.

(4)

Plus such additional number of shares as may be required pursuant to the Plans in the event of a stock split, recapitalization or other similar event.

________________

Approximate date of proposed sales pursuant to the plan:

As soon as practicable after this Registration Statement becomes effective.

PART I

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in this Plan as required by Securities Act Rule 428(b). Such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the months ended March 31, 2009.

(c)

Form 8-Ks dated June 18, 2009 and July 6, 2009.

(d)

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Delaware general corporation law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, or proceeding, had no reasonable cause to believe that their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Registrant’s Articles of Incorporation and Bylaws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the FGCL.

Item 7. Exemption from Registration Claim.

Not Applicable.

Item 8. Exhibits.

4.1

Form of 2009 Equity Incentive Plan (1)

5

Opinion re legality (1)

23.1

Consent of Independent Certified Public Accountants (1)

23.2

Consent of Legal Counsel (included as part of Exhibit 5)

(1) Filed herewith

Item 9. Undertakings.

A.

Undertakings Relating to Delayed or Continuous Offerings of Securities.

(1)

The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

The Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

Undertaking Relating to the Incorporation of Certain Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(b) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 31, 2009.

Optimized Transportation Management, Inc.

By: /s/ Kevin Brennan

Kevin Brennan,

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE

TITLE

DATE

/s/ Kevin Brennan

Chairman of the Board,

7/31/09

Kevin Brennan

Chief Executive Officer,

Chief Financial Officer

/s/ Larry Berry

Director

7/31/09

Larry Berry

EXHIBIT INDEX

Exhibit
Number	Title

4.1	2009 Equity Incentive Plan

5	Opinion re legality

23.1	Consent of Independent Certified Public Accountants

23.2	Consent of Legal Counsel (included as part of Exhibit 5)